Exhibit 3.2

Garmin Ltd.

a Swiss corporation with its registered office in Schaffhausen, Switzerland

Organizational Regulations
as amended and restated on April 24, 2026

Governing Principles

These Organizational Regulations are enacted by the board of directors of Garmin Ltd. (the “Company”) pursuant to Art. 716a and 716b of the Swiss Code of Obligations (“CO”) and Art. 30 of the Company’s Articles of Association (the “Articles of Association”).

For the purpose of these Organizational Regulations, the group shall mean the Company and all companies in which the Company holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the board of directors (the “Group”). The executive bodies of the Company shall duly respect the legal independence of all Group companies and the local law applicable to them.

These Organizational Regulations govern the internal organization as well as the duties, powers and responsibilities of the following executive bodies of the Company:

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The board of directors of the Company (the “Board”)
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The chairman of the Board (the “Chairman”)
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The committees of the Board (the “Committees”)
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The president and chief executive officer of the Company (the “Chief Executive Officer”)
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The executive management of the Company (the “Executive Management”)
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The Vice-Presidents of the Company (“Vice-Presidents”)
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The Secretary of the Company (the “Secretary”)

The Board of Directors

2.1
Constitution and Composition

The members of the Board (each a “Director”) and the Chairman are elected at the General Meeting of the Shareholders for a one-year term. Directors and the Chairman may be re-elected for additional one-year terms. The Board may elect one or more vice-chairmen (each, a “Vice-Chairman”) from amongst its members. It shall further appoint a Secretary (who does not need to be a Director) to keep minutes of Board meetings. If the Secretary is absent from a meeting, the Board may designate any other meeting participant to act in the Secretary’s place.

Candidates for the Board shall be recommended annually to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and criteria adopted by the Nominating and Corporate Governance Committee of the Board.

2.2
Meetings; Attendance; Quorum; Resolutions and Minutes

The Chairman or the Vice-Chairman if the Board has appointed a Vice Chairman, may call a meeting of the Board whenever the Chairman or Vice Chairman (if applicable) deems it appropriate or necessary. The Board shall meet as often as business demands, but there shall be at least four (4) regularly scheduled meetings per year.

A meeting of the Board may also be convened upon the request of any Director. Such request shall be made to the Chairman in writing (including by electronic mail) and include the reasons for requesting the Board meeting. Upon receipt of such request, the Chairman shall convene the Board without undue delay as soon as practicable.

Notice convening a Board meeting shall include the day, time, and location of the meeting, as well as the agenda. The agenda shall be prepared by or at the direction of the Chairman, and each Director may request that the Chairman add additional items to the agenda prior to the meeting. The notice of the meeting shall be made at least five (5) working days before the date of the meeting and the agenda and documentation related to the meeting shall be provided to each

Director reasonably in advance of the meeting, provided that under urgent circumstances the notice period may be less than five (5) working days.

Meetings of the Board are chaired by the Chairman, or if the Chairman is absent, by the Vice-Chairman if the Board has appointed a Vice Chairman, or if the Board has not appointed a Vice Chairman or the Vice Chairman is also absent by another Director appointed by the attending members of the Board.

Meetings of the Board may be held by way of video conference, telephone conference, or in person, or by any combination of those means, provided that all participating Directors may hear and be heard during the meeting. Participating in such a meeting by means of video conference or telephone conference constitutes presence in person at such meeting.

A quorum of the Board shall be constituted when the absolute majority of the Directors is present in person or by means of video conference or telephone conference. A quorum of the Board is not required for resolutions at meetings convened only in relation to changes in the share capital or the currency of the share capital of the Company and corresponding amendments to the Company’s Articles of Association (including resolutions to delete capital-related provisions from the Articles of Association after their expiry, to the extent legally permissible) and to adopt a report on a capital increase.

The Board adopts its resolutions by the approval of a majority of the votes cast, and in case of a tie the Chairman, or the acting chairman of the meeting in the Chairman’s absence, shall have a second or casting vote.

Resolutions of the Board may be adopted by way of written consent (including by email or similar electronic or digital means) of all of the Directors, provided no Director has demanded an oral consultation. Such resolutions shall be as valid and effectual as if they had been adopted at a meeting of the Board.

The Board shall cause minutes to be made for the purpose of recording the proceedings at all of the meetings of the Board. The minutes shall be signed (including by electronic means) by the Chairman or acting chairman of the meeting in the Chairman’s absence, and by the Secretary. Minutes of each meeting must be ratified or approved at the following meeting of the Board.

2.3
Powers and Duties

The Board shall be authorized to pass resolutions on all matters that are not reserved to the General Meeting of the Shareholders or to another body of the Company by applicable law, the Company’s Articles of Association or these Organizational Regulations.

The Board has the following non-transferable and non-delegable powers and duties:

2.3.1
to ultimately direct the Company and the Group and to issue required directives in furtherance thereof.
2.3.2
to determine the overall organizational structure and strategy of the Company and the Group.
2.3.3
to establish accounting, financial control, and financial planning principles.
2.3.4
to appoint and remove the Chief Executive Officer, other members of Executive Management, and the head of the internal audit function, and to grant signatory power.
2.3.5
to exercise ultimate supervision of the Chief Executive Officer, and others entrusted with management of the Company, in particular with regard to their compliance with applicable laws, the Articles of Association, these Organizational Regulations, and any other applicable directives.

2.3.6
to oversee the preparation of the annual report, financial statements, the Swiss compensation report, the Swiss non-financial matters report, and other reports that are subject to the approval of the Board.
2.3.7
to receive reports of the Company’s auditors, and to oversee the preparation of the General Meeting of Shareholders and the implementation of its resolutions.
2.3.8
to propose reorganization measures to the General Meeting of Shareholders if half the share capital is no longer covered by the Company’s net assets.
2.3.9
to file an application for a debt restructuring moratorium and notifying the court in the event that the Company is overindebted.
2.3.10
to adopt resolutions in relation to changes in the share capital or the currency of the share capital of the Company to the extent such power is vested in the Board under applicable laws and to pass resolutions concerning the confirmation of capital changes by the General Meeting of Shareholders and corresponding amendments to the Company’s Articles of Association (including deletions), as well as making the required report on the capital increase.
2.3.11
to decide on agreements related to mergers, spin-offs, conversions, and/or transfer of assets when Board approval is required under the Swiss Merger Act.

2.4
Delegation of Management

The Board delegates the management of the Company and the Group to the Chief Executive Officer and the other members of Executive Management to the extent allowed by applicable law and the Company’s Articles of Association, and subject to the non-transferable duties set forth in Section 2.3 of these Organizational Regulations.

2.5
Right to Request Information and Reporting

At each meeting of the Board, the Chief Executive Officer or the Chairman (or another person so designated by the Chief Executive Officer or the Chairman) shall inform the Board on the current course of business and on important developments of the Company and the Group, and any Directors may request information of any Company business. The Board shall be informed promptly of any extraordinary business developments.

Outside of Board meetings, any Director may request information regarding the Company’s business performance from the Executive Management. To the extent necessary for the fulfillment of a duty, any Director may request from the Chairman authorization to review the books and records of the Company. If the Chairman rejects a Director’s request for information or inspection, the Board shall decide upon such request.

2.6
Compensation

Subject to the powers and within the maximum aggregate compensation approved by the General Meeting of Shareholders, the Board determines the compensation of the non-employee members of the Board and the Committees, based on the recommendations of the Compensation Committee. A Director who holds any salaried employment or office in the Company or a subsidiary of the Company shall not be entitled to receive any additional remuneration for his services as a Director or Committee member.

Chairman of the Board of Directors

The Chairman is elected at the General Meeting of the Shareholders for a one-year term. The Chairman may be re-elected for additional one-year terms.

The Chairman shall also perform other responsibilities, if any, reserved by applicable laws, the Articles of Association or these Organizational Regulations to the Chairman.

Board Committees

The Board delegates certain tasks and powers to Committees, which consist of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may designate other Committees as it deems appropriate.

Only non-executive Directors who satisfy the independence requirements under applicable laws and stock exchange rules and regulations are eligible to serve on the Committees. The members of the Committees are designated by the Board, except members of the Compensation Committee are elected at the General Meeting of Shareholders for a one-year term, and each may be re-elected for additional one-year terms. For each of the Committees, the Board shall issue a charter which defines the Committee’s attributions and powers, and shall designate one member of the Committee to be the chairperson of the Committee. The Committees’ charters, as amended from time to time, form an integral part of these Organizational Regulations. Unless otherwise determined by a Committee’s charter, the term of membership in a Committee is one year from the date of appointment.

The meetings and proceedings of each of the Committees shall be governed by the provisions set forth in Section 2.2 of these Organizational Regulations so far as they are applicable thereto and are not replaced by any different regulations adopted by the Board.

Chief Executive Officer

The Chief Executive Officer shall have the general control and management of the business and affairs of the Company and the Group, and direct the Company’s Executive Management, subject to the direction and control of the Board. Under the direction of the Chief Executive Officer, the Executive Management shall see that all orders and resolutions of the Board are carried into effect, and shall exercise or perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board or any Committee empowered to authorize the same.

The Chief Executive Officer may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments on behalf of the Company and the Group.

Executive Management; Other Officers

The Executive Management shall include the Chief Executive Officer and such other officers expressly designated by the Board to be members of the Executive Management. Under the direction of the Chief Executive Officer, the Executive Management shall have the primary responsibility to make significant operational decisions to implement the Company’s strategic objectives. The Chief Executive Officer shall define the organization of the Executive Management, and manage and supervise the other members of Executive Management.

Members of Executive Management may sign and execute deeds, mortgages, bonds, contracts or other instruments on behalf of the Company and the Group in accordance with authorization (and subject to limits and conditions to such authorization) delegated to them by the Chief Executive Officer.

The Board may appoint one or more Vice-Presidents, who shall have such powers and duties as shall be prescribed by the Chief Executive Officer. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments in accordance with authorization (and subject to limits and conditions to such authorization) delegated to them by the Chief Executive Officer.

The Secretary shall record the proceedings of Board and Committee meetings (except for any Committee meetings that exclude the Company’s management, for which the Committee shall designate one of its own members to act as secretary). The Secretary shall maintain the minutes of all such meetings in a book or books. The Secretary shall have charge of the register of shareholders and also of the other books, records, and papers of the Company and shall see that the reports, statements and other documents required by law are properly kept and filed; and the Secretary shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the Chairman or the Board.

The Board may from time to time authorize any officer to appoint and remove any other officer or agent and to prescribe such person’s authority and duties, except for members of the Executive Management who shall be appointed or removed by the Board in accordance with Section 2.3.4 of these Organizational Regulations. Any person may hold at one time two or more offices. Each officer shall have such authority and perform such duties as may be prescribed by the Chief Executive Officer.

General Provisions

7.1
Signatory Power

The officers and other persons authorized to represent the Company and the Group shall have single or joint signatory power, as determined appropriate by the Board. The members of the Board shall have the power of joint signatories

7.2
Insurance; Indemnification

The Company may procure at the Company’s expense directors’ and officers’ liability insurance for the Directors and for officers of the Company and the Group. The Company may also enter into agreements with the Directors and officers to indemnify them from liability they may incur in connection with performing their duties and responsibilities on behalf of the Company and the Group, to the full extent permissible under applicable laws.

7.3
Confidentiality

The members of the managing bodies are obliged to treat as absolutely confidential all facts to which they are privy during the exercise of their duties and shall not divulge or disclose these to third parties. This obligation shall last beyond the termination of their engagement with the Company and the Group.

All confidential documents shall be carefully stored and must be returned to the Company at the latest upon termination of the relationship with the Company and the Group.

7.4
Conflict of Interest

Members of the Board and Executive Management shall comply with the policies and procedures established by the Board with respect to related person transactions and shall avoid any action, position or interest that conflicts with the interests of the Company and the Group or give the appearance of a conflict of interest pursuant to the Company’s code of conduct or under applicable laws.

If a conflict of interest arises involving a Director, the Director is obligated to notify the Chairman (or in the case of the Chairman, the full Board) and, if advised by the general counsel of the Company, abstain from voting upon all matters touching on the matter. If a potential conflict of interest arises involving a member of Executive Management, that member is obligated to inform the general counsel of the Company or, if the general counsel is a member of Executive Management, the Chairman.

Final Provisions

8.1
Effectiveness

These Organizational Regulations, and any amendment thereto, shall become effective upon approval by the Board.

8.2
Amendments to these Organizational Regulations

Any amendment to these Organizational Regulations shall be valid only if approved by the Board.

Approved by the Board in Olathe, Kansas on April 24, 2026.